 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2004

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 7.  Financial Statements, ProForma Financial Information and Exhibits.

On April 20, 2004, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter ending March 31, 2004.  A copy of the Unaudited Consolidated Balance Sheets and Unaudited Consolidated Statements of Income are attached as Exhibit 99.2

Item 9.  Regulation FD Disclosure

On April 20, 2004, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter ending March 31, 2004.  A copy of the earnings release is attached as Exhibit 99.1 and is furnished under this Item 9.

Item 12. Results of Operations and Financial Condition

On April 20, 2004, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter ending March 31, 2004.  A copy of the earnings release is attached as Exhibit 99.1 and is furnished under this Item 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: April 20, 2004	By: /s/ Brian D. Young
Brian D. Young CFO

Exhibit 99.1

On April 20, 2004, United Bancshares, Inc. issued the following press release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $495 million, today announced its first quarter 2004 net earnings of $845,000, or 23¢ per share.  This compares to first quarter 2003 net earnings of $1,061,000, or $0.29 per share.  Compared with the same period in 2003, first quarter 2004 net income decreased $216,000 or 20%.  The decrease was primarily the result of a $470,000 decrease in gain on sale of loans, somewhat offset by $206,000 of gains on sale of securities for the first quarter of 2004.

Despite a decrease in the net interest margin (3.41% in 2004 compared to 3.62% in 2003), net interest income increased $227,000, largely as a result of the March 28, 2003 acquisition of three RFCBC branches.  Non-interest expenses also increased 558,000 (.16%), partially due to additional operating costs relating to the acquired branches.  The Company’s effective income tax rate for the first quarter of 2004 was 17%, compared to 28% for the first quarter of 2003, due to the increased investing in tax-exempt securities.

United Bancshares, Inc. is a locally-owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2003 Form 10-K.

Exhibit 99.2

United Bancshares, Inc.'s unaudited financial information:

UNITED BANCSHARES, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

March 31, 2004 and December 31, 2003

(Dollars in thousands)

ASSETS	March 31, 2004	December 31, 2003

CASH AND CASH EQUIVALENTS
Cash and due from banks	$ 10,676	$ 10,533
Interest-bearing deposits in other banks	119	31
Federal funds sold	89	531
Total cash and cash equivalents	10,884	11,095

SECURITIES, available-for-sale	163,016	170,505
FEDERAL HOME LOAN BANK STOCK, at cost	4,095	4,055
LOANS HELD FOR SALE	2,649	2,760

LOANS	292,928	289,461
Less allowance for loan losses	2,677	2,768

Net loans	290,251	286,693

PREMISES AND EQUIPMENT, net	7,122	7,222
GOODWILL	7,282	7,282
OTHER ASSETS, including accrued interest and other intangible assets	9,418	9,083
TOTAL ASSETS	$494,717 =======	$498,695 =======

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing	$ 30,100	$ 32,144
Interest-bearing	358,937	356,156

Total deposits	389,037	388,300

Federal Home Loan Bank borrowings	48,058	54,446
Junior subordinated deferrable interest debentures	10,300	10,300
Other liabilities	3,332	2,938

Total liabilities	450,727	455,984

SHAREHOLDERS' EQUITY
Common stock, stated value $1. Authorized 4,750,000 shares; issued 3,740,468 shares at March 31, 2004 and December 31, 2003	3,740	3,740
Surplus	14,458	14,460
Retained earnings	25,140	24,697
Accumulated other comprehensive income	1,851	1,056
Treasury stock, 84,940 shares at March 31, 2004 and 88,064 shares at December 31, 2003, at cost	(1,199)	(1,243)

Total shareholders' equity	43,990	42,710

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$494,717 =======	$498,695 =======

UNITED BANCSHARES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

March 31, 2004 and 2003

(Dollars in thousands, except per share data)

	March 31, 2004	March 31, 2003
INTEREST INCOME
Loans, including fees	$ 4,568	$ 4,181
Securities:
Taxable	1,012	1,353
Tax-exempt	619	349
Other	7	31
Total interest income	6,206	5,914
INTEREST EXPENSE
Deposits	1,825	1,810
Borrowings	674	624
Total interest expense	2,499	2,434
Net interest income	3,707	3,480
PROVISION FOR LOAN LOSSES	75	--
Net interest income after provision for loan losses	3,632	3,480
NON-INTEREST INCOME
Gain on sale of loans	208	678
Other	662	254
Total non-interest income	870	932

NON-INTEREST EXPENSES	3,485	2,927
Income before income taxes	1,017	1,485

PROVISION FOR INCOME TAXES	172	424

NET INCOME	$ 845 ========	$ 1,061 ========

NET INCOME PER SHARE
Basic	$ 0.23 ========	$ 0.29 ========
Weighted average common shares outstanding	3,655,528	3,631,793

Diluted	$ 0.23 ========	$ 0.29 ========
Weighted average common shares outstanding	3,699,967	3,677,011